Exhibit 4.1

FORM OF
CERTIFICATE OF DESIGNATION
in respect of
SERIES A PREFERRED STOCK
of
TRI-VALLEY CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, being President of Tri-Valley Corporation (the Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that  the Corporation is establishing Series A  Preferred Stock as described in the Resolution below:

Resolved, that, pursuant to Section 151 of the Delaware General Corporation Law, the Corporation hereby establishes a series of Preferred Stock, par value $.001 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative rights of such series, and the qualifications, limitations or restrictions thereof as follows:

The first series of Preferred Stock, par value $.001 per share, of the Corporation shall be, and hereby is, designated Series A  Preferred Stock (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 355,000.  The relative rights and preferences of the Series A Preferred Stock shall be as follows:

ARTICLE 1
DIVIDENDS

1.01.           The Holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock or any class or series of stock ranking junior to the Series A Preferred Stock, cumulative dividends at the rate of ten percent (10%) per annum, of the purchase price per share ($10.00) of the Series A Preferred Stock from and after the original issue date.  Such dividends are payable only as and when the Board of Directors declares and pays dividends in cash out of funds legally available therefor.  Dividends shall only be declared and be payable in cash on each share of Series A Preferred Stock from time to time as determined by the Board of Directors but shall accrue and be due and payable in full (i) upon redemption of Series A Preferred Stock in accordance with Article 3, or (ii) upon the dissolution of the Corporation as provided in Section 2.02.  The dividends are cumulative so that if for any dividend period the dividends on the outstanding Series A Preferred Stock are not paid and/or declared and set apart, the deficiency is fully paid or declared and set apart for payment, without interest, before any other distribution (by dividend or otherwise), is paid on, declared or set apart for the Series A Preferred Stock.  Any dividends paid by the Corporation to a holder shall first be applied in payment of accumulated dividends which are most in arrears on the shares owned by such holder.

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The Holders of the Series A Preferred Stock shall not be entitled to dividends except as aforesaid and except as set forth in this Section, nor shall they be entitled to any interest on any dividends which may be declared but not yet paid.

ARTICLE 2
PRIORITIES

2.01.           Dividends and Redemption.  No redemption or payment of dividends to Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock shall occur as to dividends or assets, except to the extent that sufficient stockholders’ equity exists to fully redeem all shares of Series A Preferred Stock issued and outstanding including any declared and unpaid dividends on Series A Preferred Stock, prior to the redemption or dividend payment, as of the dates of declaration and payment of such dividend or redemption on Common Stock or other junior stock.

2.02.           Dissolution.

a.           Preferences.  The Series A Preferred Stock shall have preference over the Common Stock and any class or series of stock ranking junior to the Series A Preferred Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation and, in that event, subject to the provisions of applicable law, the Series A Holders shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, and in addition to any accrued and unpaid dividends on the Series A Preferred Stock, $10.00 per share of Series A Preferred Stock (the “Series A Liquidation Preference”).  Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full on any other securities which are senior as to distribution of assets to the Series A Preferred Stock, and after payment shall have been made in full on the Series A Preferred Stock, as provided in this Section, but not prior thereto, the holders of all remaining capital stock including Common Stock or other class or series of stock ranking junior to the Series A Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions of the Certificate of Incorporation of the Corporation, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Series A Holders shall not be entitled to share therein.  The merger or consolidation of the Corporation with another entity and/or the sale, lease, pledge or mortgage of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section.

ARTICLE 3
REDEMPTION OF SERIES A PREFERRED STOCK

3.01.           Subject to the restrictions imposed herein and by Delaware law, the Corporation may, at its option, redeem the shares  of the Series A Preferred Stock in whole or in part, at any time upon 60 days’ advance written notice, in exchange for the payment of the Series A Liquidation Preference.  Redemption shall be accomplished using the procedures set forth below:

a.           Notice Procedure.  The Corporation shall give notice to the holder of record (the “Holder”) by certified mail, return receipt requested, at least 30 days in advance of the date set forth in such notice as the date on which such redemption is to be effected.

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 The shares shall be redeemed upon payment by the Corporation to the Holder of the Series A Liquidation Preference, together with the amount of any dividends declared and unpaid thereon, as of the redemption date.  The Corporation shall be required to redeem pro rata, based on the number of shares of Series A Preferred Stock held by Holder in relation to the number of shares of Series A Preferred Stock issued and outstanding as of the record date for redemption, at any time it elects to redeem the Series A Preferred Stock in part.  Any redemptions hereunder shall be subject to restrictions imposed by Delaware law regarding the circumstances under which such a redemption may be effected.

b.           Payment Procedures.  To facilitate the redemption of any shares of Series A Preferred Stock, as provided in this Article 3, the Board of Directors shall be authorized to cause the transfer books of the Corporation to be closed not more than 30 days prior to the designated redemption date.  Any notice mailed by the Corporation shall contain the information required by Delaware law and shall be mailed to the Holder at his, her or its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation.  If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the redemption shall be made pro rata as set forth in subsection a above.  From and after the date fixed in any notice from the Corporation as the date of redemption, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of the Holder thereof as a shareholder of the Corporation with respect to the shares redeemed, except the right to receive the redemption price and any declared and unpaid dividends, shall cease and terminate.

c.           Delivery of Certificates.  The Holder shall be entitled to receive the redemption price plus any unpaid dividends upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection b of this Section of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.  Series A Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board of Directors, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series A Preferred Stock.

d.           No Sinking Fund.  The Corporation is authorized but not required to redeem the Series A Preferred Stock, and no sinking fund will be created for the redemption or purchase of such shares.  The Series A Preferred Stock is not redeemable at the option of the Holder.

ARTICLE 4
NO VOTING RIGHTS

4.01.           Voting Rights.  The Series A Preferred Stock shall be non-voting and holders thereof shall not be entitled to cast any vote on any matter presented to the shareholders of the Corporation, unless otherwise required by the laws of Delaware.

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ARTICLE 5
MISCELLANEOUS

5.01.           Notices of Record Date.  In the event of any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each Holder of Series A Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend or right.

5.02.           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion or redemption of Series A Preferred Stock.  If any fraction of a share would be issuable on a conversion or redemption, the fractional interest shall be rounded up to the nearest whole share.

In testimony whereof, Tri-Valley Corporation has caused this Certificate to be signed by its President on September 30, 2010.

TRI-VALLEY CORPORATION

By:	_______________________________
Maston N. Cunningham, President
and Chief Executive Officer

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